Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

REMORA CAPITAL CORPORATION

AND

REMORA CAPITAL MANAGEMENT, LLC

AGREEMENT, dated as of September 5, 2025, between Remora Capital Corporation, a Maryland corporation (the “Company”), and Remora Capital Management, LLC (the “Investment Manager”), a Delaware limited liability company.

WHEREAS, the Investment Manager has agreed to furnish investment advisory services to the Company, which intends to elect to operate as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Manager is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Investment Manager agrees, as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company’s assets and to supervise and arrange for the day-to-day operations of the Company and the purchase of assets for and the sale of assets held in the investment portfolio of the Company.

2. Duties and Obligations of the Investment Manager with Respect to Investment of Assets of the Company.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board of Directors”), the Investment Manager shall act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Investment Manager shall, during the term and subject to the provisions of this Agreement, (i) manage the Company’s assets in accordance with its investment objectives, policies and restrictions; (ii) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (iii) identify, evaluate and negotiate the structure of the investments made by the Company; (iv) execute, close, service and monitor the investments that the Company makes; (v) determine the securities and other assets that the Company will purchase, retain or sell; (vi) perform due diligence on prospective portfolio companies; (vii) exercise voting rights in respect of portfolio securities and other investments for the Company; (viii) serve on and exercise observer rights for, boards of directors and similar committees of the Company’s portfolio companies; and (ix) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s shares.

(b) In the performance of its duties under this Agreement, the Investment Manager shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Amendment and Restatement and the Bylaws of the Company, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s Registration Statement on Form 10 or Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, including in the periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder; and (v) any policies and determinations of the Board of Directors of the Company and provided in writing to the Investment Manager.

(c) The Investment Manager will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. The Company shall reimburse the Investment Manager for all direct and indirect costs and expenses incurred by the Investment Manager for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Investment Manager, including the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments and disposing of investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments (including, without limitation, the fees and expenses of outside counsel, accountants, consultants, experts and other third party service providers), valuation, pricing and monitoring services, research expenses (including market data, research analytics and news feeds), rating expenses, origination fees, loan servicing, loan administration, due diligence expenses, investment banking and finders’ fees, appraisal fees, clearing and settlement charges, brokerage fees, custodial fees, stamp and transfer taxes, hedging costs, travel expenses, broken deal expenses, and expenses associated with developing, licensing, implementing, maintaining or upgrading the web portal, website, extranet tools, computer software (including accounting, investor tracking, investor reporting, ledger systems, financial management and cybersecurity) or other administrative or reporting tools (including subscription-based services) for the benefit of the Company. The Company shall also be responsible for the payment of all the Company’s other expenses, including payment of the fees payable to the Investment Manager under Section 6 hereof; organization and offering expenses; expenses incurred in valuing the Company’s assets and computing the Company’s net asset value (including the cost and expenses of any independent valuation firm or other service provider); fees and expenses incurred by the Company’s administrator or payable to third parties, including agents, consultants or other advisers, or affiliates of the Investment Manager in connection with monitoring financial, legal, regulatory and compliance affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments and in providing administrative services; interest and any other amounts (including without limitation commitment fees, principal payments, outside counsel fees and agent fees) payable on debt, if any, incurred to finance the Company’s investments and other fees and expenses related to the Company’s borrowings; expenses related to unsuccessful portfolio acquisition efforts; offerings of the Company’s common and preferred stock and other securities (including underwriting, placement agent and similar fees and commissions); third party investor hosting and similar platforms and service providers; administration fees; transfer agent and custodial fees and expenses; federal and state registration fees; all costs of registration and listing the Company’s securities on any securities exchange; foreign, U.S. federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC, the Financial Industry Regulatory Authority or other regulators; costs of any reports, proxy statements or other notices to shareholders, including printing costs; costs associated with individual or group shareholders; the Company’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third-party investors hosting and similar platforms and service providers, and outside legal costs; expenses associated with shareholder or board meeting ; costs of operating any subsidiaries; any indemnification amounts owed by the Company; costs and expenses incurred under any litigation, threatened litigation or governmental regulatory inquiry, involving the Company, its investment or operating activities (including, without limitation, attorneys’ fees, any judgments, settlements or other amounts paid in connection therewith) and all other extraordinary expenses; and all other expenses incurred by or allocable to the Company, whether paid by the Company, or the Investment Manager, or the Company’s administrator in connection with administering the Company’s business (including without limitation, outside counsel, third party valuation, accounting, audit, tax planning and tax return preparation) and other out-of-pocket expenses and fees), such as the allocable portion of overhead under the Administration Agreement, dated as of September 5, 2025 between the Company and the Company’s administrator, including rent and the allocable portion of the cost of the Company’s General Counsel, Chief Compliance Officer, and Chief Financial Officer and their respective staffs.

(d) The Investment Manager shall give the Company the benefit of its professional judgment and effort in rendering services hereunder, but neither the Investment Manager nor any of its officers, directors, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Company in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Company may have which may not be waived under applicable law.

(e) The Investment Manager will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Investment Manager will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Investment Manager will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Investment Manager may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Investment Manager. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Manager determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Manager to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board of Directors of the Company from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Investment Manager or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Manager or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Manager will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Investment Manager’s obligations under this Agreement.

4. Agency Cross Transactions. From time to time, the Investment Manager or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Investment Manager’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Investment Manager or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Investment Manager is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Investment Manager or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Investment Manager’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940 which permits the Investment Manager or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Company authorizes the Investment Manager or its affiliates to participate in agency cross transactions involving an Account. The Company may revoke its consent at any time by written notice to the Investment Manager.

5. Expenses. During the term of this Agreement, the Investment Manager will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall, subject to the terms of this Agreement, bear the costs of any salaries or directors’ fees of any officers or directors of the Company who are affiliated persons (as defined in the 1940 Act) of the Investment Manager.

6. Compensation of the Investment Manager. The Investment Manager, for its services to the Company, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Company.

(a) The Base Management Fee will be payable quarterly and will be payable at an annual rate of 1.00% of the par value of the Company’s loan assets and similar portfolio investments outstanding (notwithstanding any lower valuation assigned to such loan asset or similar portfolio investment by the Board or a valuation designee) in advance as of the first day of each calendar quarter. The Base Management Fee for any partial quarter will be prorated during the relevant calendar quarter.

(b) The Incentive Fee will consist of two parts, as follows:

(i) One part will be calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding fiscal quarter (the “Income-Based Fee”). Payments based on pre-incentive fee net investment income will be based on the pre-incentive fee net investment income earned for the quarter. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial and consulting fees or other fees received from portfolio companies) accrued during the fiscal quarter, minus operating expenses for the quarter (including the Management Fee, expenses payable under any administration agreement and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that the Company has not yet received in cash; provided, however, that the portion of the investment income incentive fee attributable to deferred interest features will be paid, only if and to the extent received in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write off or similar treatment of the investment giving rise to any deferred interest accrual, applied in each case in the order such interest was accrued. Such subsequent payments in respect of previously accrued income will not reduce the amounts payable for any quarter pursuant to the calculation of the investment-income component described above. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income, expressed as a rate of return on the value of net assets at the end of the immediately preceding fiscal quarter, will be compared to a “hurdle rate” of 1.5% per quarter (6.00% annualized).

The calculation of the Income-Based Fee for each quarter is as follows:

(A) No Income-Based Fee shall be payable to the Investment Manager if the Company’s pre-incentive fee net investment income for any calendar quarter does not exceed the hurdle rate;

(B) Prior to the Company’s securities being listed on a national securities exchange (an “Exchange Listing”), 50% of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.765% in any calendar quarter (7.06% annualized), or following an Exchange Listing, 100% of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.765% in any calendar quarter (7.06% annualized). The Company refers to this portion of the Company’s pre-incentive fee net investment income as the “catch up.”

(C) Prior to the Company’s securities being listed on a national securities exchange (an “Exchange Listing”), 15.0% of all pre-incentive fee net investment income for that calendar quarter, or following an Exchange Listing, 20% of all pre-incentive fee net investment income for that calendar quarter, will be allocated to the Investment Manager once the hurdle is reached and the catch-up is achieved.

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year of the Company, and will equal 15.0% of aggregate cumulative realized capital gains from the date of the Company’s election to be regulated as a BDC through the end of that calendar year, computed net of aggregate cumulative realized capital losses and aggregate cumulative unrealized depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees. For the foregoing purpose, “aggregate cumulative realized capital gains” will not include any unrealized appreciation. The Capital Gains Fee will not be subject to any minimum return to shareholders.

7. Indemnification. The Investment Manager (and its officers, managers, members of the board, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Manager) shall not be liable to the Company for any action taken or omitted to be taken by the Investment Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Investment Manager (and its officers, managers, members of the board, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Manager) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its shareholders) arising out of or otherwise based upon the performance of any of the Investment Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Investment Manager’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Company, (ii) by the vote of the Company’s Board of Directors, or (iii) by the Investment Manager. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Investment Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Investment Manager shall be entitled to any amounts owed under Section 6 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Investment Manager and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c)  This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.  This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

REMORA CAPITAL CORPORATION

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer

REMORA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer